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                                                                    EXHIBIT 23.3

                              [LETTERHEAD OF KPMG]

                          Independent Auditors' Consent

The Board of Directors
Sify Limited (formerly known as Satyam Infoway Limited)

We consent to the use of our report dated April 17, 2002, with respect to the consolidated balance sheets of Sify Limited (formerly known as Satyam Infoway Limited) as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG

Chennai, India
February 7, 2003